Exhibit 10.21

PAPAY TOPCO, INC.

LONG-TERM INCENTIVE PLAN

May 26, 2017

1. Purpose of Plan. This Long-Term Incentive Plan (the “Plan”) of Papay Topco, Inc., a Delaware corporation and indirect parent of Cvent, Inc. (the “Company”), is designed to provide Incentives to such present and future employees, directors, officers, or managers of the Company or its Subsidiaries (“Participants”), as may be selected in the sole discretion of the Board, through the grant of Incentives by the Company to Participants.

2. Definitions. Certain terms used in this Plan have the meanings set forth below:

“Asset Sale” means any sale or transfer by the Company and its Subsidiaries of all or substantially all (as defined in the Revised Model Business Corporation Act) of their assets on a consolidated basis.

“Board” means the Company’s board of directors.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as the same may be amended from time to time.

“Incentive” shall have the meaning set forth in Section 3(a) hereof.

“Investors” means Vista Equity Partners Fund VI, L.P. arid any affiliate or designee of the foregoing.

“Investor Funds” means Vista Equity Partners Fund VI, L.P., Vista Equity Partners Fund VI-A, L.P. and VEPF FAF VI, L.P., and any of such fund’s respective portfolio companies (excluding the Company and its Subsidiaries), and their respective partners, members, directors, employees, stockholders, agents, any successor by operation of law (including by merger) of any such Person, and any entity that acquires all or substantially all of the assets of any such Person in a single transaction or series of related transactions.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint share company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Residual Equity Value” shall mean, following a Qualified Event, the fair market value, as determined by the Board acting in good faith, of the Investor Funds’ (i) residual equity interest in the Company and its Subsidiaries (if any) and (ii) any other equity interests (whether or not marketable) received by the Investor Funds’ as consideration for such Investor Fund’s equity interests in the Company and its Subsidiaries.

“Qualified Event” shall mean any sale or transfer to any third party of at least 50% of the Investor Funds’ equity interests (whether by merger, combination or otherwise), other than to the VEP Group, and excluding, for the avoidance of doubt, a Sale of the Company.

“Sale of the Company” means the earlier of (i) the first date on which the Investors no longer hold any equity securities of the Company and no longer hold any equity interest received in respect of any such equity securities held or previously held by the Investors or (ii) any Asset Sale.

“Subsidiary” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

“Total Equity Return Multiple” shall be determined by the Board acting in good faith and shall mean the quotient of (i) the cumulative total of all cash distributions actually made to, or other cash proceeds actually received by, the Investor Funds (excluding management or transaction fees and expenses, payments pursuant to all incentive plans (equity or otherwise), any other advisory fees and expenses, any board fees and expenses or any other expenses but including, for the avoidance of doubt, all “carried interest”) in respect of its ownership of equity or debt securities of the Company or any of its Subsidiaries and any loans provided by the Investor Funds during the life of the Investor Funds’ investment period (the “Investor Funds Proceeds”), divided by (ii) the Investor Funds’ total investment in the Company and its Subsidiaries (whether in exchange for equity, indebtedness or otherwise) (the “Investor Funds Investments”). For purposes of calculating the Total Equity Return Multiple, all distributions made to the Investor Funds will be net of all accrued but unpaid management fees, all expenses associated with the Sale of the Company and assuming, for purposes of the calculation made pursuant to clause (i) above, the vesting (and exercise, if applicable) (prior to the calculation of the Total Equity Return Multiple) of all outstanding options, warrants and other outstanding rights to acquire capital stock of the Company.

“VEP Group” means Vista Equity partners, its affiliates and any of their respective managed investment funds and portfolio companies (including Vista Equity Partners Fund VI, L.P., Vista Equity Partners Fund VI-A, L.P. and VEPF FAF VI, L.P., but excluding the Company and its Subsidiaries) and their respective partners, members, directors, managers, employees, stockholders, agents, any successor by operation of law (including by merger or otherwise) of any such Person, and any entity that acquires all or substantially all of the assets of any such Person in a single transaction or series of related transactions.

3. Incentive.

(a) Grant. The Board shall have the power and authority to grant to any Participant an incentive (the “Incentive”) to receive a cash payment upon a Sale of the Company, as of (and contingent upon) the completion of a Sale of the Company, or upon any such additional event as determined by the Board. Unless otherwise provided in a written agreement between a Participant and the Company, no payment in respect of any Incentive shall be made in the absence of a Sale of the Company. Incentives are not intended to be, and shall not be construed as, an option to acquire equity interests in the Company. In addition, the grant of any Incentives will not entitle Participant to any voting rights or other indicia of actual equity ownership. Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate Participant’s employment at any time (with or without cause), nor confer upon Participant any right to continue in the employ of the Company for any period of time or to continue employment at any specific rate of compensation.

(b) Taxes. The Company shall be entitled to deduct or withhold from any amounts owing from the Company under this Plan (and, to the extent not paid directly by Participant to the applicable taxing authority, Participant shall reimburse the Company for any required amount not so withheld for) any federal, state, local or foreign withholding taxes, excise tax, or employment taxes that are required to be withheld by the Company and imposed with respect to payments from the Company pursuant to this Plan.

4. Administration of the Plan. The Board shall have the power and authority to prescribe, amend and rescind rules and procedures governing the administration of this Plan, including, but not limited to the full power and authority (i) to interpret the terms of this Plan, the terms of any Incentives granted under this Plan and the rules and procedures established by the Board governing any such Incentives, (ii) to determine the rights of any person under this Plan or the meaning of requirements imposed by the terms of this Plan or any rule or procedure established by the Board, (iii) to correct any defect or omission or reconcile any inconsistency in the Plan or in any written agreement between the Company and a Participant evidencing the grant of any Incentive hereunder, (iv) to update the schedule accompanying any written agreement between the Company and the Participant and (v) to make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. Each action of the Board shall be conclusively binding on all persons. It is the Company’s intent that the Incentives be treated as exempt from, or compliant with, Section 409A of the Code or the regulations thereunder as amended from time to time. In the event the Internal Revenue Service or Treasury Department issues additional guidance interpreting Section 409A of the Code, the Board may modify the terms of any such previously issued Incentive to the extent the Board determines that such modification is necessary to comply with the requirements of Section 409A of the Code. For purposes of Section 409A of the Code, a Participant’s right, if any, to receive any installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. Notwithstanding the foregoing, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A.

5. Term and Amendment. The Board at any time may suspend or terminate this Plan and make such additions or amendments as it deems advisable under this Plan; provided, however, that, subject to the other provisions hereof (which shall govern), the Board may not change any of the material terms of a written agreement with respect to an Incentive in a manner which would have a material adverse effect on the Participant without the approval of the holder of such Incentive. This Plan and all Incentives granted hereunder shall expire and terminate automatically upon the earliest to occur of (A) a Sale of the Company and (B) November 29, 2023, and no Incentive may be granted thereafter under this Plan.

6. Participant Acknowledgements. In connection with the grant of any Incentives pursuant to this Plan, each Participant acknowledges and agrees (as a condition to the effectiveness of any Incentives) that: (i) the Company will have no duty or obligation to disclose to any Participant, and no Participant will have any right to be advised of, any material information egarding the Company or its Subsidiaries at any time; (ii) neither the grant of any Incentive nor any provision contained in this Plan or in any written agreement evidencing the grant of any Incentive shall entitle such Participant to remain in the employment of the Company or its Subsidiaries or affect the right of the Company to terminate any Participant’s employment at any time for any reason; (iii) such Participant will have consulted, or will have had an opportunity to consult with, independent legal counsel regarding his or her rights and obligations under this Plan and any written agreement evidencing any grant of any Incentive and he or she fully understands the terms and conditions contained herein and therein; and (iv) the effective date of this Plan shall be the date first listed above, and this Plan supersedes any other agreement, arrangement or plan covering the subject matter hereof.

7. Termination.

(a) Subject to Section 7(b) below, if a Participant is no longer employed (or in the case of a Participant who was not an employee, the date on which such Participant is no longer acting as a director, manager or officer of the Company or any of its Subsidiaries) by the Company or its Subsidiaries for any reason prior to the earlier to occur of a Qualified Event and a Sale of the Company, all Incentives granted to such Participant will be immediately forfeited and automatically cancelled (without any action required by the Board, the Company or otherwise); provided that, for the avoidance of doubt, if, while the Participant remains an employee of the Company in good standing, a Qualified Event occurs prior to a Sale of the Company, Participant’s Incentive shall vest in full upon the consummation of such Qualified Event and Participant shall be entitled to the remainder of Participant’s Incentive (if any) in the event that a Sale of the Company occurs prior to the termination of the Plan (whether or not Participant is employed by, or serving as a director, manager or officer of, the Company upon the consummation of such Sale of the Company).

(b) In the event of an Asset Sale, for purposes of Section 7(a) only, the Participant’s employment shall not be deemed terminated if both immediately before and subsequent to the consummation of any such Asset Sale, the Participant is employed by the Company, and/or any of its Subsidiaries and/or any successor to the Company or its Subsidiaries.

8. Restrictions on Transfer. Incentives are personal to Participant and no Participant may sell, transfer, assign, pledge, encumber or otherwise transfer any interest (legal or beneficial) in any Incentives (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of law). Any transfer or attempted transfer of any Incentive in violation of any provision of this Plan shall be null and void.

9. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Plan will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

11. Governing Law. All issues concerning this Plan will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision of rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each of the Company and each Participant submits to the non-exclusive jurisdiction of the United States District Court and any Delaware state court sitting in Wilmington, Delaware over any lawsuit under this Plan and waives any objection based on venue or forum non conveniens with respect to any action instituted therein. Each of the Company and each Participant waives the necessity for personal service of any and all process upon it and consents that all such service of process may be made by registered or certified mail (return receipt requested), in each case directed to such party in accordance with the notice requirements set forth in this Plan, and service so made will be deemed to be completed on the date of actual receipt. Each of the Company and each Participant consents to service of process as aforesaid. Nothing in this Plan will prohibit personal service in lieu of the service by mail.

12. Notices. Any notice required or permitted under this Plan or any agreement executed and delivered in connection with this Plan shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to any Participant at the address indicated in the Company’s records for such Person, and to the Company at the address below indicated:

Notices to the Company:	And with a copy to:

Cvent, Inc.	Kirkland & Ellis LLP
1765 Greensboro Station Place	555 California Street, Suite 2700
7th Floor	San Francisco, CA 94104
Tysons Corner, VA 22102	Attention: Stuart E. Casillas, P.C.
Attention: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Plan shall be deemed to have been given when so delivered or mailed.

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